Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Worldwide Energy & Manufacturing USA, Inc.
South San Francisco, CA

We hereby consent to the incorporation by reference of our report dated April 5, 2009, except for note 22, which is dated April 15, 2010, with respect to the financial statements of Worldwide Energy & Manufacturing USA, Inc. appearing in the Annual Report on Form 10-K/A of Worldwide Energy & Manufacturing USA, Inc. for the year ended December 31, 2008, in the Registration Statement of Worldwide Energy & Manufacturing USA, Inc. on Form S-1/Amendment #2 to be filed on or about April 15, 2010.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
April 15, 2010